UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia		24605-0989
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000
___________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 1, 2013, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the fourth quarter and full year of 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure.

On February 1, 2013, the Company held a public conference call to discuss its financial results for the quarter and year ended December 31, 2012. The conference call was previously announced in the earnings release dated February 1, 2013. The following are the prepared remarks.

John M. Mendez – President and Chief Executive Officer

To begin this morning, let me say that I am very pleased with our fourth quarter and our 2012 results. Operations have progressed nicely, asset quality remains strong and the two second quarter acquisitions have now been fully integrated. During the second half of the year we were able to complete conversions of all systems to our new core system platform and we have fully consolidated data and operations on a new and advanced technology platform. I am pleased to report that, with this conversion, we have also upgraded our online and mobile technologies, implemented new technologies on the frontline of the branch for improved customer service, and we will also be able to realize improved cost structures. Thanks to our Chief Operating Officer Steve Lilly and the entire IT Team and the numerous staff who worked to deliver on these major projects this year.

As way of a brief review on the year, we completed two significant acquisitions in the second quarter this year. Peoples Bank of Virginia on May 31, 2012, and Waccamaw Bank on June 8, 2012. These transactions obviously had a material effect on the balance sheet and the operations of the company.

We feel the fourth quarter was a strong quarter which continued the favorable asset quality trends, with reductions in net charge-offs and provisions versus the linked quarter and the comparable quarter in the preceding year. Credit provisions for the fourth quarter were actually down 50% from the comparable quarter in 2011 and full year provision for 2012 was down 37% from the preceding year.

Overall earnings were quite good and show strong increases for both the quarter and the full year. Fourth quarter results were up by 177% versus the same quarter in 2011 and full year common net income increased by 42%.

These results were achieved through improvement in virtually every area of operation and include the impact of the second quarter acquisitions of Peoples and Waccamaw. With the two acquisitions:

•	Loans held for investment increased by $328 mm or 24% on the year
•	The balance sheet grew by 26%
•	Total equity progressed to $356.5 million for an increase of 16.6%

We made great strides in net interest margin as it increased from 3.87% in 2011 to 4.23% for the full year in 2012, in large part due to the two acquisitions.

Tangible book value progressed to $11.59 per share recovering the dilution realized in the mergers and posting an all-in increase of about 2%, including the impact of treasury stock acquisitions in the fourth quarter.

We see a number of improving metrics and a balance sheet that grew $566 million, or 26%, on the year.

Earnings were significantly improved during the year and that is the real story. Common net income of $27.5 million represents a major advance in earnings power and drove diluted EPS to $1.40 per share, up from $1.07 per share in 2011. Again, these results are net of significant merger charges incurred throughout the year.

This is an illustration of the capacity that exists in the continued consolidation of financial services in our markets at attractive price points and with the substantial cost savings that are afforded through the leverage of our systems and management team.

David D. Brown – Chief Financial Officer

This morning, we reported common net income for the fourth quarter of 2012 of $8.2 million, or $0.39 per diluted share. Core earnings for the quarter remained strong at $8.8 million. Core ROA and ROE for the quarter were 1.28% and 10.30%, respectively. Net non-core items of $541 thousand were made up of securities gains and additional merger costs…mostly attributable to the Waccamaw conversion.

Margin for the quarter was 4.49%, which was positively impacted by approximately $3.8 million in accretion. The increased accretion is due largely to good experience in the acquired loan books. We have had roughly $41 million of good payoffs. That cuts two ways, though. We are able to recapture some of the credit mark put on that loan, but going forward we lose an earning asset.

Net interest margin, ex-accretion, for the quarter was approximately 3.84%. I think it will be difficult, but not impossible, to maintain this level. One of the bright spots in margin was that legacy loan yields have remained steady. Fourth quarter legacy yields were about 5.6%, which is right on top of the year-to-date level. We have some room to push CD costs down during the coming quarters, too.

We made a $1.2 million provision for loan losses during the fourth quarter and other real estate costs and net losses amounted to $312 thousand. Total credit costs of $1.5 million, were significantly lower than the $2.4 million reported last quarter and $2.9 million a year ago.

Wealth revenues decreased $143 thousand, or 14%, on a linked-quarter basis on lower advisory and trust revenues. Linked-quarter, deposit account service charges were relatively even and up significantly over the same quarter last year. Service charges continue to be positively impacted by the addition of Waccamaw. Other service charges and fees were up a little over last quarter. Insurance revenues were down 25% linked quarter, but up 4% over last year. The decline linked-quarter is largely attributable to seasonality we normally experience.

In the area of non-interest expense, fourth quarter efficiency remained strong at 56%. Total salaries and benefits were $10.7 million, a small decrease from last quarter.

The other operating expense line was $5.4 million for the quarter, which is relatively in-line with last quarter.

The Peoples cost saves are largely complete and have been on track with what we expected. We will see some personnel cost saves post-conversion with Waccamaw, but we have beefed up lending staff in that geography, as well as Lake Norman, so the new costs will roughly offset the savings.

Period-end total assets shrank $39 million, or 1%, since September 30, 2012. The CD portfolio declined $39 million, or 4%, since last quarter-end, while the no- and low-interest demand categories grew a net $5 million.

At December 31, 2012, tangible book value per share was $11.59, a 1.2% increase from September 30, 2012. We also announced another dividend increase mid-last week. The first quarter dividend of 12 cents represents an increase of 9% over last quarter and 20% over last first quarter’s dividend.

TCE increased to 8.7% at year-end from 8.5% last quarter. On an as-converted basis, TCE is 9.4%. You’ll also notice we had another $500 thousand in preferred stock convert during the quarter.

Gary R. Mills – Chief Credit Officer

During the quarter we observed a continuing trend of generally improving asset quality for the Bank. Net charge-offs for the quarter totaled $1.29 million, representing an annualized net charge-off rate of 0.33% as a percentage of average non-covered loans as compared to 0.76% for the 4th quarter of 2011. Total net charge-offs for the year measured $6.11 million, representing an approximate 35% decline as compared to $9.32 million in 2011; and an impressive 51% decline from total net charge-offs of $12.55 million booked in 2010.

Non-covered non-accrual loans totaled $23.93 million, at quarter-end, representing an approximate $2.6 million decline from September 30, 2012, and an approximate $500,000 decline from the prior year-end 2011. I am encouraged by the progress the Bank is experiencing in the resolution of some of its larger non-accrual loan relationships. As an example, a $1.5 million non-accrual loan relationship was resolved earlier this week through a short sell which had been negotiated during the fourth quarter. Any potential loss was estimated and booked in the fourth quarter; so there will not be any further negative impact in the 1st quarter as a result of this transaction.

The allowance for loan losses stood at $25.77 million at year-end, or 1.70% of total non-covered loans; as compared to $26.21 million, or 1.88%, at year-end 2011. The allowance as a percentage of legacy loans, or loans not acquired through acquisition, is 1.88% at year-end. The provision for the fourth quarter was $1.22 million, representing a roughly 50% decline from the $2.44 million provision posted in the fourth quarter of 2011. For the year, the provision totaled $5.68 million, representing a decline of approximately 37% from the 2011 provision of $9.05 million and a decline in excess of 60% from the $14.8 million provision booked in 2010.

You will note an approximate $4.6 million increase in troubled debt restructurings during the fourth quarter as compared to the third quarter. This increase can be almost entirely attributed to one loan within the hospitality sector. The modification included an extension in amortization to a 20 year amortization from an approximate 15 year amortization, and a decrease in interest rate to 5.50%. The Bank has performed an impairment analysis and determined there is no impairment at this time. Based upon our financial analysis and performance to date, we anticipate this relationship will migrate to a performing TDR during the first quarter.

Non-covered OREO totaled $5.75 million at year-end, as compared to $5.90 million at prior year-end 2011. The Bank has certain larger parcels of OREO under contract with the expectation the sales will be consummated prior to the end of the first quarter.

While we are very pleased with the Bank’s asset quality metrics and are cautiously optimistic that they will continue their improving trends, we still consider the operating environment challenging. Certainly the low rate environment has provided many borrowers the opportunity to improve cash flow as a result of lower debt service costs and in many markets within the FCB footprint real estate values appear to be stabilizing. However, the generally weak economy and labor markets continue to place stress on business and consumer borrowers alike. With the geographic and sector diversification within the FCB loan portfolio, we believe we are well positioned for the year ahead.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated February 1, 2013

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	February 1, 2013	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer